AMERICAN RICE, INC
                     16825 Northchase Drive, Suite 1500
                            Houston, Texas  77060

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                  To Be Held September 22, 1994



NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Rice, Inc. will be held at the Wyndham Hotel, 12400 Greenspoint Drive, Wedgewood Room, Houston, Texas 77060, on Thursday, September 22, 1994 at 10:00 a.m., Houston Time, for the following purposes:

1. To vote to elect seven directors to the Board of Directors.

2. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on August 17, 1994 as the record date for determination of shareholders entitled to notice of and vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the said record date are entitled to notice of and to vote at such meeting. The transfer books will not be closed.

You are cordially invited to attend the meeting. If, however, you are unable to attend, you may vote by proxy. The enclosed proxy is provided for shareholders who cannot attend the meeting but desire their stock voted. Your proxy will be returned to you if you are present at the meeting and request a return of your proxy.

TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE
AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.  THE
ENCLOSED PREPAID RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                               By Order of the Board of Directors




                               Douglas A. Murphy
                               President



Houston, Texas
August 22, 1994

                          AMERICAN RICE, INC
                   16825 Northchase Drive, Suite 1500
                         Houston, Texas  77060


       PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                   To Be Held September 22, 1994


Solicitation and Revocability of Proxies
- - ----------------------------------------

The accompanying proxy is solicited by the management of American Rice, Inc. ("ARI") at the direction of the Board of Directors for use at the Annual Meeting of Shareholders of ARI to be held on Thursday, September 22, 1994 (the "Annual Meeting") at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting and at any adjournment(s) thereof.

When proxies in the accompanying form are received properly executed, the shares will be voted by the persons named therein, unless contrary instructions are given. The proxy will not be used for the election of all nominees as directors if authority to do so is withheld on the proxy, and will not be used for the election of any individuals whose names are written in the designated blank spaces on the proxy. When no instruction is indicated with respect to the election of directors, the proxy will be voted FOR the election of all nominees as directors. If no instruction is indicated with respect to the election of all nominees named in Item (1) of the proxy, but names for one or more nominees are listed in the designated blank spaces on the proxy, the proxy will be voted FOR the election of all nominees not so listed.

Any shareholder of ARI has the right to revoke his proxy at any time before its use by submitting a written revocation to the Secretary of ARI.

The solicitation will be by mail, and copies of the Notice, Proxy Statement and Proxy will be mailed on or about August 22, 1994 to shareholders of record on the record date for the Annual Meeting. Upon request, additional copies of the proxy material will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. ARI will bear all costs of preparing, printing, assembling, delivering and mailing the Notice of Annual Meeting, Proxy Statement, Proxy and Annual Report.

Voting Securities
- - -----------------

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on August 17, 1994 (the "Record Date"). As of the Record Date, there were 12,219,461 shares of common stock, $1.00 par value, of ARI ("ARI Common Stock") issued and outstanding and 3,888,889 shares of Series A convertible preferred stock, $1.00 par value, of ARI (the "Series A Preferred Stock") issued and outstanding, and 14,000,000 shares of Series B convertible preferred stock, $1.00 par value, of ARI (the "Series B Preferred Stock") issued and outstanding. Each share of ARI Common Stock and each share of Series A Preferred Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting and each share of Series B Preferred Stock is entitled to two page 1 votes on each matter to be acted upon at the annual meeting. The Articles of Incorporation of ARI do not provide for voting rights for Series C preferred stock, $1.00 par value, non-voting, non-convertible (the "Series C Preferred Stock") for the election of Directors, however, such shares have the right to vote in certain circumstances, none of which circumstances are the subject of this Proxy Statement.

Security Ownership of Certain Beneficial Owners and Management
- - --------------------------------------------------------------

The following table sets forth the share ownership at August 1, 1994 of ARI Common Stock, Series A Preferred Stock, and Series B Preferred Stock owned by ERLY Industries Inc. ("ERLY"), the only person or entity known to own more than five percent (5%) of the outstanding voting shares of any of the voting capital stock of ARI:

                                                   Amount and Nature   Percent
Name and Address                 Title             of Beneficial         of
of Beneficial Owner              of Class          Ownership           Class
- - ----------------------------   ----------------    -----------------   -------

ERLY Industries Inc. (1)(3)    ARI Common Stock (2)  35,777,778 (4)      81%
10990 Wilshire Blvd.           Series A Preferred     3,888,889 (4)     100%
Suite 1800                       Stock (2)
Los Angeles, CA  90024         Series B Preferred    14,000,000 (4)(5)  100%
                                 Stock (2)

Gerald D. Murphy (1)(3)        ARI Common Stock (2)  35,777,778 (4)      81%
10990 Wilshire Blvd.           Series A Preferred     3,888,889 (4)     100%
Suite 1800                       Stock (2)
Los Angeles, CA  90024         Series B Preferred    14,000,000 (4)(5)  100%
                                 Stock (2)

Douglas A. Murphy (1)(3)       ARI Common Stock (2)  35,777,778 (4)      81%
10990 Wilshire Blvd.           Series A Preferred     3,888,889 (4)     100%
Suite 1800                       Stock (2)
Los Angeles, CA  90024         Series B Preferred    14,000,000 (4)(5)  100%
                                 Stock (2)

William H. Burgess (1)(3)      ARI Common Stock (2)  35,777,778 (4)      81%
550 Palisades                  Series A Preferred     3,888,889 (4)     100%
Palm Springs, CA  92262          Stock (2)
                               Series B Preferred    14,000,000 (4)(5)  100%
                                 Stock (2)

- - ----------------------------

(1) On May 26, 1993, ARI consummated a transaction (the "Transaction") to acquire substantially all of the assets of Comet Rice, Inc. ("Comet"), other than the ARI capital stock owned by Comet, and assume all of Comet's liabilities. Comet was a wholly-owned subsidiary of ERLY. In exchange for the assets acquired from Comet, ARI issued to Comet 14 million shares of newly created Series B Preferred Stock $1.00 par value. Each share of the Series B Preferred Stock provides for annual cumulative, non-participating dividends of $.37, is convertible into two shares of ARI Common Stock, is entitled to two votes per share, and has a liquidation preference of $1.00 per share. The Series B Preferred Stock issued to Comet carries an aggregate dividend of Page 2 approximately $5.2 million per year. The loan agreements with the new lenders prohibit the payment of any dividends and do not provide any basis on which the lenders would approve a dividend payment. Comet's combined holdings of ARI Common Stock and Series A Preferred Stock, prior to the Transaction, represented approximately 48 percent of the voting power of the outstanding ARI voting capital stock. As a result of the Transaction, Comet held 81 percent of the combined voting power of ARI voting capital stock outstanding after the Transaction. In connection with the Transaction, ERLY has succeeded to the ARI stock held by Comet by the liquidation of Comet.

(2) ERLY owns 3,888,889 shares of ARI Common Stock, 3,888,889 shares of Series A Preferred Stock and 14,000,000 shares of Series B Preferred Stock. Because each share of the Series A Preferred Stock is convertible into one share of the ARI Common Stock, and each share of Series B Preferred Stock is convertible into two shares of ARI Common Stock, a holder of shares of Series A Preferred Stock or Series B Preferred Stock may be deemed to be the beneficial owner of shares of ARI Common Stock. If ERLY were to convert all of the shares of Series A Preferred Stock and Series B Preferred Stock owned by it, ERLY would hold 35,777,778 shares, or approximately 81 percent of the outstanding shares, of ARI Common Stock.

(3) Gerald D. Murphy, 10990 Wilshire Boulevard, Suite 1800, Los Angeles, California 90024, Chairman of the Board of ERLY, is the direct record and beneficial owner of 1,056,658 shares of the common stock, $0.01 par value, of ERLY ("ERLY Common Stock") representing approximately 26.4 percent of the outstanding shares of ERLY Common Stock, and is the indirect beneficial owner of 510,123 shares of the ERLY Common Stock, representing 12.7 percent of the outstanding shares of ERLY Common Stock. Douglas A. Murphy, 16825 Northchase Drive, Suite 1600, Houston, Texas 77060, President and a director of ERLY, is the beneficial owner of 506,130 shares of ERLY Common Stock, representing
12.6 percent of the outstanding shares of ERLY Common Stock. William H. Burgess, 550 Palisades Drive, Palm Springs, California 99262, a director of ERLY, beneficially owns 310,686 shares of ERLY Common Stock, representing approximately 8.5 percent of the outstanding shares of ERLY Common Stock. Messrs. Gerald D. Murphy, Douglas Murphy and William H. Burgess may be deemed to be the beneficial owners of any shares of the ARI Common Stock, Series A Preferred Stock or Series B Preferred Stock held by ERLY as a result of their positions with ERLY and their stock ownership of ERLY.

(4)  ERLY has sole voting and dispositive power over such shares.

(5) ERLY has pledged 13,000,000 of these shares to secure the payment of ARI's term debt. A default in the payment of such debt could result in a change in control of ARI. An additional 1,000,000 shares were pledged to secure $3,000,000 of ERLY's indebtedness to former lenders of ARI.
Page 3

The following table sets forth the share ownership of the ARI Common Stock by each director of ARI and by all directors and executive officers of ARI as a group:
                             Number of Shares
                           Beneficially Owned as              Percent of
     Name                  of August 1, 1994 (1)                  Class
- - -------------              ---------------------              -----------

S. C. Bain, Jr.                  22,213 (2)                         *
William H. Burgess           35,777,778 (3)                      81.1%
John M. Howland                     -0-                            -0-
Richard N. McCombs                  -0-                            -0-
Gerald D. Murphy             35,777,778 (3)                      81.1%
Douglas A. Murphy            35,777,778 (3)                      81.1%
George Prchal                       -0-                            -0-
Lee Adams                           100                             *
Bill J. McFarland                   -0-                            -0-
John Poole                          -0-                            -0-
All directors and officers
  as a group (10 persons)    35,800,091                          81.2%
- - -----------------------
* Less than one percent

(1) Except as otherwise indicated, the persons listed have sole voting and dispositive power with respect to these shares.

(2) Mr. Bain has sole voting and dispositive power with respect to 1,482 shares and shared voting and dispositive power with respect to 20,731 shares.

(3) Messrs. Gerald Murphy, Douglas Murphy and William H. Burgess could be deemed to be the beneficial owners of 3,888,889 shares of the ARI Common Stock, 3,888,889 shares of the Series A Preferred Stock (which is convertible into ARI Common Stock), and 14,000,000 shares of the Series B Preferred Stock (which is convertible into 28,000,000 shares of ARI Common Stock) because of their positions as directors and significant shareholders of ERLY. See Footnotes 1, 2 and 3 to the table setting forth the ownership of ERLY Common Stock immediately below the following table.
Page 4

     The following table sets forth the share ownership of the ERLY Common Stock by each director of ARI and by all directors and executive officers of ARI as a group:
                             Number of Shares
                           Beneficially Owned as              Percent of
   Name (1)                  of August 1, 1994                   Class
- - -------------              ---------------------              -----------

S. C. Bain, Jr.                     -0-                            -0-
William H. Burgess              310,686                           8.5%
John M. Howland                     -0-                            -0-
Richard N. McCombs               36,922                           1.0%
Gerald D. Murphy              1,566,781                          39.1%
Douglas A. Murphy               506,130                          12.6%
George Prchal                       -0-                            -0-
Lee Adams                         1,142                             *
Bill J. McFarland                41,647                           1.1%
John Poole                        7,420                             *
All directors and officers
  as a group (10 persons)     1,964,598                          46.8%
- - -------------------------
* Less than one percent

(1) See notes following the table immediately below describing the security ownership of certain beneficial owners of ERLY stock and ERLY management.

     The following table sets forth the ownership of ERLY Common Stock as of August 1, 1994 of (i) each person or entity known by ERLY to own more than five percent (5%) of the outstanding Common Stock of ERLY, (ii) each director of ERLY, (iii) each of the Chief Executive Officers of ERLY and four most highly compensated executive officers of ERLY and its subsidiaries and (iv) all directors and executive officers of ERLY and its subsidiaries as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares owned by such stockholder.


Name and Address                 Amount and Nature       Percent of
of Beneficial Owner              Beneficial Ownership       Class*
- - ----------------------------     --------------------    ----------

Gerald D. Murphy, Chairman       1,566,781 shares           39.1%
 ERLY Industries Inc.            Direct (1) and
 10990 Wilshire Blvd.            Indirect (2)
 Los Angeles, CA  90024

Douglas A. Murphy, President     506,130 shares             12.6%
 ERLY Industries Inc.            Direct (3)
 10990 Wilshire Blvd.
 Los Angeles, CA  90024

William H. Burgess, Director     310,686 shares              8.5%
 550 Palisades Drive             Direct
 Palm Springs, CA  92262
Page 5

Name and Address                 Amount and Nature       Percent of
of Beneficial Owner              Beneficial Ownership       Class*
- - ----------------------------     --------------------    ----------

State Treasurer of the State     362,368 shares              9.9%
   of Michigan                   Direct
 301 W. Allegan Street
 Lansing, MI  48922

Gentleness                       220,000 shares              6.0%
 P.O. Box N776                   Direct (4)
 Lyford Cay
 Nassau, Bahamas

Bill J. McFarland                41,647 shares               1.1%
 ERLY Industries Inc.            Direct
 10990 Wilshire Blvd.
 Los Angeles, CA  90024

Frank M. Feffer                  12,546 shares                .3%
 ERLY Industries Inc.            Direct
 10990 Wilshire Blvd.
 Los Angeles, CA  90024

Richard N. McCombs               36,922 shares               1.0%
 ERLY Industries Inc.            Direct
 10990 Wilshire Blvd.
 Los Angeles, CA  90024

All directors and executive
 officers as a group
(10 persons)                     2,033,013 shares (5)       50.0%

- - ---------------------------

* All expressions of percentage of shares held assume that options and convertible notes held by the particular individual have been exercised or converted, and no others.

(1) Mr. Gerald D. Murphy, Chairman of the Board of ERLY, is the record holder of 1,056,658 shares.

(2) Mr. Gerald D. Murphy's indirect beneficial ownership represents 510,123 shares owned directly by his son Douglas A. Murphy, President of ERLY, and held in trust for his grandson. Of this total, Gerald D. Murphy has voting control of the 3,993 shares held in trust for his grandson, however, he denies holding voting or investment control of the balance of the 506,130 shares owned directly by his son, Douglas A. Murphy. Mr. Gerald D. Murphy has pledged 431,805 shares of his ERLY Common Stock as collateral for personal loans totalling $647,500 from three financial institutions.

(3) Mr. Douglas A. Murphy, President of ERLY, is the record holder of 172,984 shares and has the right to acquire an additional 66,550 shares pursuant to options granted under ERLY's 1982 Incentive Stock Option Plan. In addition, Mr. Douglas A. Murphy has the right to acquire an additional 266,596 shares pursuant to the conversion features of a $1,000,000 note receivable from ERLY. Mr. Douglas A. Murphy has pledged 150,175 shares of ERLY Common Stock as
Page 6
collateral for personal loans totalling $360,000 from a financial institution.

(4) Based upon Schedule 13D filed as of October 30, 1992 with the Securities and Exchange Commission, Gentleness is an Isle of Man Corporation indirectly controlled by John M. Templeton. Mr. Templeton may be deemed to be the beneficial owner of shares of ERLY owned by Gentleness by virtue of his ability to direct the voting or disposition of such shares.

(5) All directors and officers as a group owned of record or beneficially 2,033,013 shares, representing 50.0% of ERLY's issued and outstanding voting securities. This includes stock options held by officers to purchase 123,184 shares under ERLY's Incentive Stock Option Plan and 266,596 shares issuable pursuant to notes payable by ERLY.

Election of Directors (Proposal No. 1)
- - --------------------------------------

Seven directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting of Shareholders and until his successor shall be duly qualified and elected. The persons named in the enclosed proxy will vote the shares covered thereby in favor of the nominees listed below unless specifically instructed to the contrary. Although the management of ARI does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the meeting, the proxies will be voted for a substitute to be named by the Board of Directors. All of the nominees named below are now serving as directors of ARI. The affirmative vote of a majority of the voting stock of ARI represented at the meeting, either in person or by proxy, will be required to elect each nominee to the Board of Directors of ARI. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting but are not counted for purposes of determining whether a proposal has been approved.

                          Current Position                    Served as a
 Name               Age       with ARI                        Director since
- - -------             ---   ----------------------              --------------

S. C. Bain, Jr.     45    Director                              October 1987
William H. Burgess  77    Director                              April 1988
John M. Howland     46    Director                              October 1987
Richard N. McCombs  48    Director, Executive Vice President    June 1993
                             - Finance & Administration,
                             Secretary and Treasurer
Douglas A. Murphy   38    Director, President and               October 1990
                             Chief Executive Officer
Gerald D. Murphy    66    Director, Chairman of the Board       April 1988
George Prchal       51    Director                              June 1993

ARI's predecessor entity was an agricultural cooperative marketing association formed in 1969 ("Predecessor ARI"). In 1988, Predecessor ARI reorganized as a business corporation under the laws of the State of Texas (the
"Reorganization").

Mr. Bain has served as President of Bain, Inc., a farming corporation, since March 1985 and has been a partner in Bain Farms since April 1988.

Mr. Burgess has been a business consultant for more than the last six years and a Director of ERLY since September 1979. He has served as Chairman of the Page 7
Board of CMS Digital, Inc. since 1986.

Mr. Howland has served as a director of and a consultant to ARI since June 1993. He served as Chairman of the Board of Directors from June 1993 until October 1993 when he resigned as Chairman to become President and Chief Executive Officer of Rice Milling and Trading Ltd., Inc., a foreign corporation in the business of rice trading and processing. Mr. Howland served as the Chief Executive Officer and President of ARI from its inception until June 1993 and, from 1983 until its dissolution in 1991, served as the Chief Executive Officer and Executive Vice-President of Predecessor ARI. He was the Chief Financial Officer and a Group Vice-President of Predecessor ARI from October 1978 through June 1983.

Mr. McCombs was named a director of ARI and Executive Vice-President, Finance & Administration, Secretary & Treasurer in June 1993. He has served as Vice-President, Chief Financial Officer of ERLY since 1990. Mr. McCombs served as President of ISC Wines of California from 1984 to 1986. He also served as Executive Vice-President of The Beverage Source from 1986 to 1990 and served as President of the Beverage Source since 1990.

Mr. Douglas Murphy was named President and Chief Executive Officer of ARI in June 1993. He has served as President of ERLY since August 1990, President of ARI's Comet American Marketing Division from April 1988 until October 1990, and served as President of CAM from its inception in June 1986 until April 1988 when the operations of CAM became a division of ARI. From 1982 to June 1986, he was Director - Sales and Marketing of Comet. Mr. Murphy has also served as a Director of ERLY since January 1988 and Chairman of the Board of ERLY Juice Inc., a wholly owned subsidiary of ERLY, since July 1987. Mr. Murphy has also served as a Director and a Vice-President of Comet from August 1990 until its liquidation after the Transaction. Douglas Murphy is the son of Gerald Murphy, Chairman of the Board of ARI.

Mr. Gerald Murphy has been Chairman of the Board of ARI since October 1993 and served as Chief Executive Officer and Chairman of the Board of ERLY since April 1964 and as President of ERLY from April 1964 to August 1990. He has also served as President and Chairman of the Board of Comet from 1986 to August 1990, and Chairman of the Board of Comet from August 1990 until its liquidation after the Transaction. He is a Director of Pinkerton's, Inc. and High Resolution Sciences, Inc. Mr. Murphy is the father of Douglas Murphy, President and Chief Executive Officer of ARI.

Mr. Prchal has served as a director of and a consultant to ARI since June 1993. He served as Executive Vice-President of ARI from August 1988 to June 1993, and from October 1987 to August 1988 served as Senior Vice President - Marketing of ARI. He served as Senior Group Vice-President - Marketing of Predecessor ARI from February 1986 until its dissolution in 1991. He also served as Chairman of the Management Committee of CAM from July 1986 through April 1988. From July 1982 to February 1986, Mr. Prchal served as Vice-President of Marketing and Sales and then as the President of Comet. Mr. Prchal is also Executive Vice President of Rice Milling and Trading Ltd., Inc., a foreign corporation in the business of rice trading and processing. Page 8

Executive Officers of ARI
- - -------------------------

The following table sets forth information about the executive officers and key employees of ARI as of September 1, 1994 who are not nominees for directors and immediately below the table is biographical information for those executive officers and key employees.

Name                    Age             Position(s) with ARI
- - -----                   ---             --------------------

Lee Adams               53    Senior Vice President - International Marketing
Bill J. McFarland       57    Senior Vice President and President - Comet
                               American Marketing Division
John S. Poole           48    Senior Vice President and President - Comet Rice
                               Division

Mr. Adams was named Senior Vice President - International Marketing in June 1993 and has served as Group Vice President - International Marketing of ARI from October 1987 to June 1993 and as a Group Vice President of Predecessor ARI from June 1980 until its dissolution in 1991. From September 1976 to June 1980, he was a Vice President of Predecessor ARI, and from August 1975 to September 1976, he was the Export Sales Manager for Predecessor ARI.

Mr. McFarland was named Senior Vice-President and President - CAM Division of ARI in June 1993 and has served as President of ERLY Food Group, a division of ERLY, since 1990. He also served as President of the Beverage Source, a subsidiary of ERLY, from 1985 to 1990 and was President of Early California Foods, a subsidiary of ERLY, from 1975 until its sale in 1985. He has also served as Vice-President of ERLY since 1975.

Mr. Poole was named Senior Vice-President and President, Comet Rice Division of ARI in June 1993 and has served as President of Comet from August 1990 until its liquidation after the Transaction and as the Chief Operating Officer
- - - Domestic Operations of ARI from August 1989 to October 1990. He served as Vice-President - Operations of Comet from 1985 to August 1990 and was a member of the Management Committee of CAM from July 1986 through April 1988.

Board of Directors and Committees
- - ---------------------------------

The Board of Directors of ARI held six scheduled meetings during the year ended March 31, 1994. Each director was in attendance at 75 percent or more of all of the meetings of the Board of Directors and all committees on which each director served. The Board of Directors has three committees with specific responsibilities to support the operations of the full Board. These committees are: the Executive Committee, the Audit Committee, and the Compensation Committee. The Board of Directors does not have a nominating committee, as the entire Board acts in this capacity.

                          Executive Committee

The Board of Directors of ARI has delegated to the Executive Committee the powers and authority of the Board in the management of the business affairs of ARI, except that the Executive Committee does not: take any actions which Page 9 could await actions by the full Board; approve capital expenditures exceeding $100,000; or, authorize transactions which would be both material and outside the ordinary and normal course of business of ARI. Mr. Douglas A. Murphy serves as Chairman of this Committee, and Messrs. John M. Howland and Gerald
D. Murphy are Committee members. During the fiscal year ended March 31, 1994, the Executive Committee held one meeting.

                             Audit Committee

The responsibilities of the Audit Committee include selection of independent accountants, review of quarterly and annual financial statements with the independent accountants, inquiring into the effectiveness of ARI's financial and accounting functions and internal controls through discussions with ARI's officers and independent accountants, review of any transactions in which management or controlling persons of ARI have an interest, and review of, with ARI's independent accountants, the planning of and results of audits and the independent accountants' findings and recommendations relating to ARI's accounting practices, internal controls and accounting procedures. Mr. S. C. Bain, Jr. is Chairman of this Committee, and Messrs. William H. Burgess and Richard N. McCombs are Committee members. During the fiscal year ended March 31, 1994, the Audit Committee held three meetings.

                          Compensation Committee

The Compensation Committee reviews and sets compensation levels of the Chief Executive Officer and other officers, and issues compensation guidelines for other members of management and other ARI employees. It is responsible for the administration of ARI's various compensation plans including annual salaries, bonuses, and other benefits provided to executives. Mr. Gerald D. Murphy is Chairman and Messrs. S. C. Bain, Jr. and William H. Burgess are committee members. During the fiscal year ended March 31, 1994, this committee held one meeting.

                       Profit Sharing Plan Committee

ARI had a Profit Sharing Plan Committee until January, 1994. This committee was dissolved when assets of the ARI Employees' Profit Sharing Plan and Trust were merged with the assets of ERLY Industries Inc. Employees' Profit Sharing Retirement Plan. Mr. Douglas A. Murphy was Chairman and Messrs. Richard N. McCombs and George Prchal were committee members. During the fiscal year ended March 31, 1994, this Committee held two meetings.

Director Compensation
- - ---------------------

Members of the Board of Directors who are not officers of ARI are compensated on the basis of $2,000 per quarter plus a fee of $1,000 for each meeting attended in person or by telephone. In June 1994, Messrs. John M. Howland and George Prchal resigned as officers of ARI. During the remainder of the year each received consulting fees of $79,167 for international marketing services provided to ARI.
Page 10

Executive Officer Compensation
- - ------------------------------

The following table sets forth information for each of the last three completed fiscal years ended March 31, 1994 for the Chief Executive Officers of ARI and the four other most highly compensated executive officers of ARI:

                         Summary Compensation Table
                         --------------------------
                                                                        Long-Term
                                           Annual Compensation (1)        Compen-
                                       ------------------------------     sation
                              Fiscal                           Other     ---------     All
                               Year                           Annual    Restricted    Other
                               Ended                          Compen-     Stock      Compen-
                             March 31    Salary     Bonus     sation(2)   Awards(3) sation(4)
                              ------   ---------  ---------  ---------   ---------  ---------
Douglas A. Murphy (6)(7)        1994    $173,654    $50,000     2,000     $75,000     $12,720
  Director
  President and Chief
  Executive Officer

John M. Howland (6)             1994    $129,882         -         -            -         -
  Director                      1993    $242,000         -     $3,480           -     $18,941
  President and Chief           1992    $253,750         -        (5)           -         (5)
  Executive Officer

Gerald D. Murphy                1994    $179,167    $50,000        -      $75,000    $193,507
  Director                      1993    $280,000         -     $3,284           -      $6,650
  Chairman of the Board         1992    $290,000         -        (5)           -         (5)

Richard N. McCombs (7)          1994    $129,167    $74,000        -      $88,250     $11,135
  Director
  Executive Vice-President
  Finance and Administration
  Secretary and Treasurer

Lee Adams                       1994    $155,000     $5,000    $5,689      $5,000     $ 2,282
  Senior Vice-President -       1993    $150,000         -     $4,702           -     $11,699
  International Marketing       1992    $150,000         -        (5)           -         (5)

John S. Poole                   1994    $155,000    $15,000    $2,808      $27,750   $2,700
   Senior Vice-President -      1993    $155,000    $ 8,000    $2,836            -   $2,700
   President, Comet Rice        1992    $135,000    $12,985       (5)            -      (5)
   Division
Page 11

(1) Amounts reported in the table above include amounts earned for services performed for ARI and Comet. Amounts earned for services performed for ERLY and it's other subsidiaries, not included in the table above, are as follows:

                                                                         Long-Term
                                           Annual Compensation (1)        Compen-
                                       ------------------------------     sation
                              Fiscal                           Other     ---------     All
                               Year                           Annual    Restricted    Other
                               Ended                          Compen-     Stock      Compen-
                             March 31    Salary     Bonus     sation(2)   Awards(3) sation(4)
                              ------   ---------  ---------  ---------   ---------  ---------
Douglas A. Murphy               1994      $36,346         -      $2,975           -  $100,000
                                1993     $195,000         -      $6,695           -    $5,143
                                1992     $200,000         -          -             -        -

Gerald D. Murphy                1994     $110,833         -        $588           -  $100,000

Richard N. McCombs              1994      $25,833         -      $1,954           -        -
                                1993     $140,000   $10,000      $1,933           -    $4,399
                                1992     $140,000         -          -            -        -

(2) Amounts included in this column reflect: (i) the cost to ARI of automobiles provided by
ARI and relating to personal use, and (ii) reimbursements under ARI's Executive Medical Plan.
Under this Plan, key executive officers of ARI are reimbursed for expenses incurred by them and their dependents for medical and dental care not covered by other sources.

(3) Amounts include awards of restricted ERLY Common Stock. The number of shares of this stock held and market value at March 31, 1994 was as follows:

                                         No. Shares        Market Value
                                         ----------        ------------
          Douglas A. Murphy                17,123             $75,000
          Gerald D. Murphy                 17,123             $75,000
          John M. Howland                     -                    -
          Richard N. McCombs               23,416            $102,445
          Lee Adams                         1,142              $5,000
          Bill J. McFarland                 1,142              $5,000
          John S. Poole                     7,420             $32,500

Such shares are restricted for a two-year period from date of issuance.

(4) Substantially all ARI employees are covered by the ERLY Industries Inc. Employees' Profit
Sharing Retirement Plan, a defined contribution plan. ARI makes a mandatory one percent matching contribution to the plan on a monthly basis and an annual contribution at the discretion of the Board of Directors.  The basis for contributions for excutive officers is the same as for other employees of ARI. Amounts include ARI contributions under this plan.

(5) Disclosure not required by applicable transition rules of the Securities and Exchange
Commission.

(6) Mr. John M. Howland served as Chief Executive Officer and President of ARI from its inception until June 1993 when he was succeeded by Mr. Douglas A. Murphy. Since June 1993,
Mr. Howland has served as a consultant to ARI. The amount reported above for Mr. Howland includes consulting fees of $79,167 paid after June 1993.

(7) Noted individuals were not paid by ARI or Comet in years prior to 1994.

Page 12
Expired, Unexercised Stock Options
- - ----------------------------------

In connection with the Reorganization of ARI in 1988, ERLY and Comet granted to certain members of ARI's management options to purchase 805,500 shares of ARI Common Stock at an exercise price of $5.14 per share. The options expired on the earlier of April 19, 1994 or 120 days after the termination of employment with ARI. No options were exercised by any of the recipients at any time from the date of grant of the options through the date of expiration.

Employment Agreements
- - ---------------------

ARI entered into employment agreements with Messrs. Howland, Adams, Prchal, Larry Dylla and Billy Knowlton. Before the Reorganization, Predecessor ARI was a party to such agreements; and, as a result of the Reorganization, all of the obligations of Predecessor ARI under the agreements were assumed by ARI.

Certain of the employment agreements (those between Predecessor ARI and each of Messrs. Howland, Adams and Prchal) replaced previous employment agreements and have no stated term. These employment agreements were entered into in September 1987 at the request of the Board of Directors of Predecessor ARI to help assure the continuity of services of certain key members of Predecessor ARI's management in view of the proposed Reorganization. Each agreement provides that the employee shall be entitled to certain benefits for a five-year term commencing (i) on the date of termination, if termination is by notice of ARI and there has been no Change in Control (as defined), (ii) on the occurrence of a Benefits Event (as defined) following a Change in Control, if termination is at the option of the employee, or (iii) on the occurrence of the last Change in Control preceding the date of termination, if termination is by notice of ARI. Under the terms of the employment agreement, such benefits are provided unless termination is both (i) at the option of the employee and (ii) in the absence of a Change of Control. A Change of Control is deemed to occur if (i) any person becomes beneficial owner of 25 percent or more of the voting power of ARI or (ii) during any consecutive years, the individuals comprising a majority of the Board of Directors at the beginning of such period shall cease to constitute a majority; however, such an event shall not be deemed to be a Change in Control if it is the direct result of a transaction approved by 75 percent or more of the directors in office immediately before such occurrence. Generally, benefits payable under the employment agreement include (i) continuation of the employee's base salary at the annual rate in effect at the time of termination of employment, which may, at the employee's election, be paid in a lump sum, (ii) continuation of the employee's participation in profit sharing, pension and other executive compensation plans, (iii) the right to a cash bonus in the amount of the bonus last received if ARI awards a cash bonus to any member of the Executive Group (as defined) during such five-year period, (iv) continuation of the employee's participation in various health care, life and disability benefit plans or, if the employee's continued participation is barred by such plan, substantially similar benefits under other programs that yield the same after-tax value to the employee as continued participation in ARI's plans would have yielded, (v) the payment of legal fees and other expenses incurred by the employee in enforcing any right under the employment agreement and (vi) indemnification for judgments, fines and expenses incurred by the employee by reason of his serving as an officer. In consideration of these benefits, the employee agrees not to compete with ARI during the five-year period and not to disclose Page 13 confidential information. The employment agreement provides that any successor to the business or assets of ARI must assume its obligations thereunder by written agreement. If ARI or its successor fails to make timely payments as required by the employment agreement, liquidated damages are set at treble the amount of such untimely payments. Certain amounts that may be paid under the employment agreements upon the termination of Messrs. Howland, Adams or Prchal may be deemed to be "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code and, as such, would not be deductible by ARI for federal income tax purposes. No excess payment amounts have been paid under the employment agreements. As of June 16, 1993, Messrs. Howland and Prchal were acting as directors and consultants for ARI and were not ARI employees. At this time, they are being paid consulting fees for providing certain international marketing services to ARI.

The remainder of the employment agreements (those between ARI and each of Messrs. Dylla and Knowlton) have terms that will continue until the respective employee reaches the age of 65. They provide that upon the employee's termination for cause (either (i) conviction of a crime of moral turpitude or a felony offense or (ii) illness or incapacity for a period in excess of one year) or upon his voluntary termination, he shall become a consultant to ARI for a two-year period during which time he shall receive compensation equal to 50 percent of the salary he was receiving prior to such termination. In the event of termination for any other reason (other than retirement), the employee shall serve as a consultant for a two-year period and receive compensation equal to 100 percent of the salary he was receiving prior to such termination. In the event of termination upon retirement, the compensation payable to the employee is to be reduced by the amount of retirement benefits being received from ARI. In consideration of these benefits, the employee agrees not to compete with the business of ARI for two years following the later of the termination of his service as an employee or the termination of his service as a consultant. Upon his resignation in April 1991, Mr. Knowlton received consulting payments pursuant to the terms of his employment agreement. Upon his resignation in January 1994, Mr. Dylla began receiving consulting payments pursuant to the terms of his employment agreement.

Other Compensation
- - ------------------

ARI also provides certain non-cash compensation and personal benefits to executive officers. The incremental cost to ARI of providing such compensation and personal benefits did not, for the fiscal year ended March 31, 1994, exceed $25 thousand or 10 percent of compensation for any individual named in the cash compensation table above, or, with respect to all executive officers as a group, the amount of $25 thousand times the number of executive officers or 10 percent of the compensation for such group.
Page 14

Compensation Committee Interlocks and Insider Participation
- - -----------------------------------------------------------

Decisions on the compensation of ARI's executive officers are made by the Compensation Committee of the Board of Directors which consisted of Messrs. Gerald D. Murphy, Chairman, S. C. Bain, Jr. and William H. Burgess. Mr. Burgess is a private business consultant and Chairman of CMS Digital, Inc. Mr. Bain has served as President of Bain, Inc., a farming corporation since March 1985 and has been a partner in Bain Farms since April 1988.

All decisions by the Compensation Committee were reviewed and approved without change by the full Board of Directors of ARI. Mr. Gerald D. Murphy did not participate in any Compensation Committee or Board of Directors discussions or decisions concerning his own compensation. Except for Mr. Murphy, no other member of the Compensation Committee is now or ever has been an officer, employee, or consultant of ARI.

Messrs. Burgess and Murphy and also directors of ERLY. Both serve on ERLY's Compensation Committee of the Board of Directors. Mr. Burgess is Chairman of the Committee.

Report of the Compensation Committee
- - ------------------------------------

The Compensation Committee reviews and sets compensation levels of the Chief Executive Officer and other officers and issues compensation guidelines for other members of management and other ARI employees. It is responsible for the administration of ARI's various compensation plans including annual salaries, bonuses, and other benefits provided to executives.

Historically, the compensation of the Chief Executive Officer and other executive officers has not been formally set by the Committee using specific performance goals or empirical criteria. Rather, base salary levels are set annually based on a variety of subjective factors such as personal performance, current responsibilities, the performance of the function or the operating unit to which the executive is assigned, and overall ARI performance. Salary increases for ARI's named executive officers averaged 6.6% from fiscal year 1993 to 1994. Under ARI's executive compensation program, bonuses of stock and/or cash may be awarded to executive officers and other officers and employees in recognition for achievement during the year. Individual performance is assessed considering both qualitative and quantitative factors; however, the individual performance reviews relating to bonuses have been conducted on a subjective, non-formula basis. Cash and stock bonuses were awarded to executive officers for fiscal 1994 to acknowledge various contributions during the year including but not limited to: (1) the reorganization and recapitalization of ARI completed in May 1993, (2) the initiation of Haiti operations, (3) the inception of direct sales to Japan,
(4) the inception of operations in Vietnam, and (5) the improvement in ARI earnings.

In considering the amount of compensation for fiscal year 1994 for Mr. Douglas
A. Murphy, Chief Executive Officer, the Compensation Committee specifically considered the improved financial results of ARI and the role he played in the initiation of Haiti operations and the inception of operations in Vietnam. Page 15
Amounts paid in fiscal 1994 under the above described plans and programs for the Chief Executive Officers and the four most highly compensated executive officers of ARI are included in the compensation table and related footnotes presented in the "Executive Officer Compensation" section.

In 1993, the U.S. Treasury Department issued regulations to the Internal Revenue Code (Section 162(m)) that prevents publicly traded companies from receiving tax deductions on compensation paid to executive officers in excess of $1 million. ARI has not paid, and does not currently anticipate paying compensation at these levels, and therefore does not believe that these provisions will be relevant to ARI's executive compensation levels for the foreseeable future.

                                            Compensation Committee
                                            American Rice, Inc.


                                            Gerald D. Murphy, Chairman
                                            S.C. Bain, Jr.
                                            William H. Burgess
Page 16
Five Year Shareholder Return Comparison
- - ---------------------------------------

Set forth below is a graph showing the five year cumulative total return of ARI stock as compared with the CRSP index of all NASDAQ U.S. stocks and a peer group index represented by the Standard and Poors index of food stocks. The graph compares the change over the five year period ended March 31, 1994 of $100 invested on March 31, 1989 in ARI and in each of the indices assuming reinvestment of dividends (ARI paid no dividends during this period).

[graph to be filed supplementally per REG S-T]

                                1989    1990    1991    1992    1993    1994
                                ----    ----    ----    ----    ----    ----

     ARI                         $100		  $73     $30     $12     $30     $60

     S & P Foods Stocks          $100    $120   $164    $179    $196    $181

     NASDAQ U. S. Stocks         $100    $109   $124    $159    $182    $196

Page 17
Certain Relationships and Related Transactions
- - ----------------------------------------------

Mr. Bain sells rough rice to ARI under grower agreements which contain the same terms or options as ARI's agreements with other growers. The amount of rice provided by Mr. Bain has not, during any of the last three years, exceeded one percent of the total volume of rough rice provided to ARI.

Messrs. Gerald D. Murphy, Douglas A. Murphy and William H. Burgess also serve as directors of ERLY. In addition, Mr. Richard N. McCombs is an officer of ERLY.

ARI has entered into a number of transactions in the ordinary course of business with ERLY and its affiliates, including pre-Transaction ARI which was 48 percent owned by Comet.

As a result of the Transaction, ARI entered into a management agreement between ERLY and ARI whereby ERLY acts as ARI's agent for the purpose of providing certain marketing, operating and management services to ARI. In exchange for such services ARI pays ERLY a monthly management fee of $75 thousand. The $900 thousand annual fee will be paid monthly and will be adjusted annually based on the most recent published Consumer Price Index.
The agreement is for a period of two years with two-year automatic renewals unless one party notifies the other that it wishes to terminate the agreement. Prior to the Transaction, Comet had a similar management agreement with ERLY. For the two months ended May 26, 1993, Comet paid ERLY $331 thousand under this agreement; therefore the total management fee expense for the year ended March 31, 1994 was $1,081 thousand. During the years ended March 31, 1993 and 1992, Comet incurred and paid $2.1 million and $1.9 million respectively, in management fees under its agreement with ERLY.

At March 31, 1994, ARI had a note receivable from ERLY bearing an interest rate of 6 percent and a balance due of $10,499 thousand. At March 31, 1993 and 1992, there were several notes which totaled $12,059 thousand and $16,293 thousand, respectively. During 1993 and 1992, the notes bore interest at a rate of between prime plus 1.5 percent and 22 percent.

Comet also purchased milled and rough rice from pre-Transaction ARI, and sold milled and rough rice to Pre-Transaction ARI. Such transactions with ARI were conducted at prices that approximated market rates or were based on production cost formulas. During the two months ended May 26, 1993, Comet purchases amounted to $222 thousand from ARI and sales to ARI amounted to $3 thousand. Total sales to ARI and purchases from ARI amounted to $23.8 million and $13.3 million, respectively, during the year ended March 31, 1993; and were $32.2 million and $19.7 million, respectively, during the year ended March 31, 1992. Comet had a net receivable from ARI of $4.2 million at March 31, 1993.

In November 1991, ARI and Comet agreed that rice prices between ARI and Comet would be based on variable costs and that net margins earned on sales from ARI's Freeport facility and Comet's Greenville facility would be shared based on a formula. This agreement was terminated in July 1992.

As a result of the Transaction, ARI assumed an agreement between pre-Transaction ARI and ERLY Juice, Inc. ("Juice"), a wholly-owned subsidiary of ERLY , whereby Juice acted as ARI's agent for the purpose of providing certain marketing, sales, credit and general management services to ARI's CAM Division operations. Pursuant to the agreement, ARI paid Juice a monthly fee for its Page 18 services and provided office space. The agreement was terminated in November 1993, as Juice operations were ceased and nearly all remaining Juice employees became employees of ARI. ARI incurred and paid agency fees under the agreement of $890 thousand during the year ended March 31, 1994. At March 31, 1994, ARI had a net payable to Juice of $81 thousand.

In December 1991, ARI and Juice combined their data processing functions into one operation managed by ARI to reduce the total data processing cost of both companies. Juice reimbursed ARI for approximately 50% of the total cost. This arrangement was terminated in November 1993, when Juice operations were ceased.

On May 26, 1993, ARI consummated a Transaction to acquire substantially all of the assets of Comet, other than the ARI capital stock owned by Comet, and assume all of Comet's liabilities. Comet was a wholly-owned subsidiary of ERLY.

In exchange for the assets acquired from Comet, ARI issued to Comet 14 million shares of a newly created Series B $1.00 par value preferred stock. Each share of the Series B preferred stock provides for annual cumulative, non-participating dividends of $.37, is convertible into two shares of ARI common stock, is entitled to two votes, and has a liquidation preference of $1.00 per share. The Series B preferred stock issued to Comet carries an aggregate dividend of approximately $5.2 million per year. The loan agreements with the new lenders described below prohibit the payment of any dividends and do not provide any basis on which the lenders would approve a dividend payment. The assets acquired by ARI did not include any of the ARI stock previously held by Comet. Comet's combined holdings of ARI common stock and ARI Series A preferred stock, prior to the Transaction, represented approximately 48 percent of the voting power of the outstanding ARI stock. As a result of the Transaction, Comet held 81 percent of the combined voting power of ARI stock outstanding after the Transaction. In connection with the Transaction, ERLY has succeeded to the ARI stock held by Comet by the liquidation of Comet.

The consummation of the Transaction included receipt of a fairness opinion from an investment banker concluding that the Transaction was fair to the non-Comet shareholders of ARI.

Since ERLY, the sole shareholder of Comet at the time of the Transaction, owned the larger portion of the voting rights in the surviving corporation, the Transaction is accounted for as a reverse step acquisition of ARI by ERLY through its subsidiary, Comet, reflecting the change of control which occurred. The fair value of ARI was estimated to be approximately $35 million based upon a valuation study done by an investment banker. The accounting consists of two steps: Step one consists of a recognition by ARI of ERLY's historical cost of its original 48 percent interest. When ERLY purchased 48 percent of ARI in 1988 for $20 million and Comet's 50% interest in Comet American Marketing ("CAM"), the purchase price was greater than 48 percent of ARI's stockholders' equity. ERLY attributed the excess to ARI's 39 acres of land in Houston and thus the excess ($5.2 million) was added to the book value of the Houston property with a corresponding increase in equity. Step two recognizes the acquisition by ERLY of an additional equity interest of ARI of approximately 33 percent, in exchange for substantially all of the assets of Comet and all of Comet's liabilities. ARI's assets and liabilities are valued at fair market value to the extent acquired. The assets and liabilities of Comet have not been revalued on ARI's financial statements.
Page 19
Relationship With Independent Public Accountants
- - ------------------------------------------------

The firm of Deloitte & Touche, independent public accountants, served as ARI's auditors for the fiscal year ended March 31, 1994. Deloitte & Touche, or one of its predecessors (Touche Ross & Co.), has served as ARI's auditors since its inception in October 1987 and served as Predecessor ARI's auditors since 1978. A representative of Deloitte & Touche will be present at the Annual Meeting and will be available to respond to appropriate questions. He will also be afforded an opportunity to make a statement if he so desires.

Proposals by Shareholders
- - -------------------------

Any shareholder wishing to present a proposal for consideration at the next Annual Meeting of Shareholders, anticipated to be held no later than September 22, 1995, must submit the proposal in sufficient time so that it may be received by ARI at its principal executive offices at the address set forth on the cover of the Proxy Statement at least 120 days before August 1, 1995, the anticipated mailing date of the Proxy Statement and Proxy for the 1995 Annual Meeting of Shareholders, to be included in the proxy statement and proxy relating to that meeting. Such proposal must also comply with the requirements as to form and substance established by applicable laws and regulations.

Other Business
- - --------------

The management of ARI knows of no other business that will be brought before the Annual Meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby in their discretion as they may deem advisable.

By order of the Board of Directors




Douglas Murphy
President


Houston, Texas
August 22, 1994
Page 20

                           AMERICAN RICE, INC
         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned shareholder of American Rice, Inc. ("ARI") hereby appoints Douglas A. Murphy and Richard N. McCombs as proxies, each with the power to act without the other and with full power of substitution for the undersigned to vote all shares of Common Stock and Preferred Stock of ARI that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of ARI to be held on September 22, 1994, or at any adjournment(s), as follows:

(1) ELECTION OF  { } FOR all nominees listed below   { } WITHHOLD AUTHORITY to
    DIRECTORS        except as marked to the             vote for the nominees
                     contrary below                      listed below

Nominees:  S.C. Bain, Jr.        John M. Howland         Douglas A. Murphy
           William Burgess       Richard N. McCombs      Gerald D. Murphy
                                                         George Prchal

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- - -----------------------------------------------------------------------------

(2) With discretionary authority on any matter that may properly come before the meeting.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                     DATED:
                                            -------------------------, 1994



                                     --------------------------------------
                                                   Signature


                                     --------------------------------------
                                           Signature, if held jointly


        YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO VOTE THEREON.